Exhibit (a)(25)

Sent on behalf of Scott Thompson…

In Mark Frissora’s September 13th letter, he wrote about Hertz’s successful acquisition of Donlen, a car leasing and fleet management company, a little over a year ago. The Donlen story serves as a good example of Hertz’s approach to transition and integration.  Many of you have since asked for more detail about the acquisition, which is why I want to share the attached article from the October 2012 issue of Automotive Fleet.

The article discusses the Donlen acquisition one year later. There are a few key passages highlighting the success of the integration as well as parallels discovered between the companies’ cultures. You’ll also read Donlen CEO Gary Rappeport’s comments about Donlen’s ability now to capitalize on Hertz’s strengths and the synergies created by the combination to accelerate growth.

Hertz and Dollar Thrifty emphasize that the Donlen acquisition was on a different scale and was a different type of company, so with the integration of Dollar Thrifty and Hertz there will be more changes, things to consider and more decisions to be made on Dollar Thrifty’s operations. Hertz has also informed us that, while there can be no guarantees, they hope there will be more opportunities as well.

We understand that Hertz expects to communicate with you again about its collaborative integration with Donlen, but hopefully this article answers some of your questions in the meantime.

Scott

ADDITIONAL INFORMATION

On September 10, 2012, Hertz filed with the United States Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO regarding the tender offer described herein and Dollar Thrifty filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (“Schedule 14D-9”).  Investors and security holders of Dollar Thrifty are strongly advised to read the tender offer statement (as updated and amended) filed by Hertz with the SEC and Schedule 14D-9 filed by Dollar Thrifty with the SEC, because they contain important information that Dollar Thrifty’s stockholders should consider before tendering their shares.  The tender offer statement and other documents filed by Hertz and Dollar Thrifty with the SEC are available for free at the SEC’s web site (http://www.sec.gov).  Copies of Hertz’s filings with the SEC may be obtained at the SEC’s web site (http://www.sec.gov) or by directing a request to Hertz at (201) 307-2100.  Copies of Dollar Thrifty’s filings with the SEC are available free of charge on Dollar Thrifty’s website at www.dtag.com or by contacting Dollar Thrifty’s Investor Relations Department at 918-669-2236.

Cautionary Note Concerning Forward-Looking Statements

This communication contains “forward-looking statements”. Examples of forward-looking statements include information concerning Dollar Thrifty’s outlook, anticipated revenues and results of operations, as well as any other statement that does not directly relate to any historical or current fact. These forward-looking statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar expressions. These statements are based on certain assumptions that Dollar Thrifty has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors that Dollar Thrifty believes are appropriate in these circumstances. Dollar Thrifty believes its judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative.

Among other items, such factors could include: Hertz’s ability to obtain regulatory approval for and to consummate an acquisition of Dollar Thrifty; the risk that expected synergies, operational efficiencies and cost savings from a Dollar Thrifty acquisition may not be fully realized or realized within the expected time frame; the risk that unexpected costs will be incurred in connection with the proposed Dollar Thrifty transaction; the retention of certain key employees of Dollar Thrifty may be difficult; and the operational and profitability impact of divestitures required to be undertaken to secure regulatory approval for an acquisition of Dollar Thrifty.  Additional information concerning these and other factors can be found in Dollar Thrifty’s filings with the Securities and Exchange Commission, including Dollar Thrifty’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Dollar Thrifty therefore cautions you against relying on these forward-looking statements. All forward-looking statements attributable to Dollar Thrifty or persons acting on behalf of Dollar Thrifty are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and Dollar Thrifty does not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

 Reprinted article from Automotive Fleet Magazine

Hertz and Dollar Thrifty emphasize that the Donlen acquisition was on a different scale and type of company, so the Integration with Dollar Thrifty will not be exactly the same. There will be more things to consider and more decisions to be made on Dollar Thrifty’s operations. Hertz also informed us that, while there can be no guarantees, they hope there will be more opportunities as well.

One Year Later: Rappeport Discusses Donlen-Hertz Merger

AUTOMOTIVE FLEET CHECKS IN WITH DONLEN CEO GARY RAPPEPORT A YEAR AFTER THE COMPANY’S SALE TO HERTZ GLOBAL HOLDINGS. ONE KEY TAKEAWAY WAS THE DISCOVERY THAT THE COMPANIES HAVE MUCH IN COMMON AND ARE LEVERAGING THESE SYNERGIES.
October 2012, Automotive Fleet -Feature
By Mike Antich

Donlen’s headquarters in Northbrook, Ill., experienced an expansion in 2006 that added nearly 8,000 square feet to the facility, including a 2,500-square-foot employee training center.

One year has passed since Hertz Global Holdings purchased Do Corporation. Recently, Automotive Fleet Editor Mike Antich spoke with Donlen CEO Gary Rappeport about what the past year has been like under Hertz’ ownership.

Below are excerpts from the interview.

AF: What’s your assessment of the first
year under Hertz ownership?

RAPPEPORT: It has gone famously well. They’ve let us run our business, and haven’t in any way tried to change our service delivery or customer experience. We’re in control of all the things we were before and that’s really important to our customers. We’ve been really fortunate. Mark Frissora, Hertz chairman and CEO, is incredibly supportive of Donlen, our independence, and our culture.

We remain Donlen as you’ve always known it, able to accelerate our growth path while part of a larger organization, which gives us access to more prospective customers, resources, and more potential to do new things in the marketplace that we couldn’t have done before.

AF: How would you define the Hertz culture vis-à-vis the Donlen culture? Are there similarities between the two?

RAPPEPORT: Ironically, we found more parallels in the cultures than we expected. Donlen’s focus is on high levels of employee engagement and employee satisfaction, resulting in high levels of customer satisfaction and Hertz is also focused on employee satisfaction, customer satisfaction, and asset management. We found, to our pleasant surprise, that there are many parallels in how both companies look at driving the customer experience, engaging employees, and empowering them. In that sense, it’s a lot more alike than we expected. We’ve believed for years that there are huge opportunities in the fleet, lease, and management business to leverage technology to improve our customer experience at the driver, fleet manager, and analytics reporting levels.

We found that Hertz is also very focused on leveraging technology to be the leader in the business of impacting the client experience, especially using technology to improve the rental experience. We knew that Hertz is an industry leader in technology, but we didn’t realize how entrepreneurial it was.

AF: What has changed in the past 12 months with Donlen since the acquisition?

RAPPEPORT: What has changed is our ability to accelerate the company’s growth through some of the synergies with Hertz. We’re really starting to experience that right now.

For instance, we have more than 50 potential new opportunities in different stages in the sales cycle with Hertz corporate customers that Donlen didn’t have a previous relationship with. It’s created more opportunities for the sales team and more opportunities for us to develop relationships that might not have been there before.

Other changes are in the areas of product. We’re working on a number of different initiatives with Hertz to bring new products to our customers and their customers, where we leverage some of these synergies to be a broader provider in terms of capabilities. Some of these products are around technology, especially telematics.

Our platform, DriverPoint, is very advanced. We developed our own intellectual property and server-side technology to give us greater control over the infrastructure and increase the speed of deployment. We’ve taken that platform and expanded it to a project we’re doing for HERC (Hertz Equipment Rental Corp.), which is the equipment rental business, to provide a broader telematics and logistics solution for both their delivery vehicles and material handling, earth moving, and aerial equipment.

Another area that’s different is our ability to get involved in global leasing. Hertz has existing leasing business in many areas such as Asia, South America, and many parts of the Middle East. While Donlen is not going to get into the leasing business in those markets, Hertz will continue to do it utilizing some of Donlen’s technology.

We’re leveraging our FleetWeb technology platform and providing the capabilities for Hertz in those countries to improve the efficiency and scalability of their leasing businesses. Through that, we also gain greater access to integrated leasing capabilities for our clients and many of the developing parts of the emerging markets across the globe, which are marketplaces that we were not partnered with before.

The last thing is specific synergies around our product, such as the ability to lease a Hertz rental vehicle. We developed and launched a product called Hertz Value Lease. It’s a new category in the market that allows clients, who want to reduce their costs of leasing, an option to lease an approximately 12-month-old vehicle.

AF: How is Hertz using the FleetWeb platform globally in Asia, South America, and the Middle East?

RAPPEPORT: This first phase of our project with Hertz Asia has been to take the FleetWeb platform and use it internally for Hertz China to improve efficiencies, visibility, and capabilities for their lease customers. The leasing  business in Asia is very different than it is in the U.S. and in Europe; there’s a chauffeur-driven component and other aspects that make it a very different model.

Right now, it’s not a customer-facing system. Rather, it’s about having the capabilities to meet the unique requirements of leasing in Asia. So, that project is centered on helping create efficiencies and automation for Hertz’s business, not to create a customer interface for the client right now. The next stage will be giving a customer more web-based or mobile visibility into their leasing operation.

AF: The work you’re doing for Hertz Asia with the FleetWeb platform, is Donlen the back room for that operation?

RAPPEPORT: We’ve provided the platform and Hertz is continuing to manage that business with their people and infrastructure.

AF: One of the areas that we discussed last year was in terms of buying vehicles. Now that you’ve gone through one buying cycle, have you been able to leverage your buying power by being part of the Hertz organization in acquiring vehicles from OEMs?

RAPPEPORT: On the heavy-duty and equipment side we can now leverage HERC’s purchasing power to acquire these kinds of assets for our clients at best-in-class pricing.

On the light-duty side, there’s a separation between “church and state,” between rental and leasing. The manufacturers have worked very hard to keep these businesses separate, and all of the fleet management companies are on a level playing field in how they acquire light-duty vehicles.

AF: What is the status of Donlen’s corporate rental program? Are you offering other rental programs besides Hertz or are you strictly offering a Hertz program?

RAPPEPORT: As soon as we were acquired, we moved the vast majority of our rental offerings over to Hertz.

AF: What’s the current status of your truck equipment syndication business?

RAPPEPORT: That business is growing over 100 percent right now. Within Donlen, it’s probably the most significant growth opportunity that we have today and it’s something we’re extremely excited about. It’s allowing us to offer our clients and prospective customers the opportunity to finance not only their light-duties, but also their heavy-duties and equipment, which is a different product in terms of the structure of the lease.

This structure utilizes fixed rates for a fixed term and utilizes comprehensive tax strategies. We’ve been able to integrate that product into our platform so it’s seamless for our customer.

Donlen’s truck equipment syndication business is one of the company’s key growth areas experiencing more than 100 percent growth, according to Donlen CEO Gary Rappeport. The company’s truck equipment syndication business is ontrack to originate more than $100 million in equipment and specialty vehicles in calendar-year 2012.

AF: What is the size of the truck equipment syndication business?

RAPPEPORT: That business is generally measured by originations. We’re on track to originate well over $100 million in equipment and specialty vehicles for that program this year.

Donlen’s truck equipment syndication business is one of the

AF: How do you go to market now? Are you Donlen, or are you Donlen, A Hertz Company?

RAPPEPORT: We have subtly changed our branding within the last six months. Today, it’s Donlen, A Hertz Company, with all of our branding and communication.

AF: Have there been any head-count reductions in duplicate departments between Hertz and Donlen during the past 12-month period?

RAPPEPORT: We were optimistic when we started last September, but didn’t know exactly what was going to happen. Since the acquisition Sept. 1, 2011, Donlen added more than 20 employees to its team in Northbrook. We’ve not had a single termination for a job reduction or elimination resulting from an overlap.

We have grown our head count. We’re working on a number of initiatives for Hertz that can help their business and also have some new products and services on the telematics, global, and new category sides.

AF: How does your sustainability initiative mesh with Hertz’ vision of sustainability? Do they complement each other?

RAPPEPORT: There have been some exciting synergies in this particular area. Donlen has an initiative in collaboration with the Environmental Defense Fund called Fleets for Change. It’s an open platform for almost any commercial fleet to join, where they report their emissions and also create a pledge to reduce them.

The initiative has made great progress, and has become the standard for carbon reporting for the fleet management business.

We didn’t first connect the dots that there was another opportunity for us in sustainability through bringing the car-share technology to commercial fleets through Hertz’s technology products. Hertz has Hertz On Demand, but they also have a variation called Connect2Go, where they unbundle the sharing technology from the vehicle.

We could install that car-share technology in a client’s lease or owned fleet and allow them to start to leverage some of the benefits of having visibility to where those assets are, such as remote keyless access and a reservation system so they can have multiple drivers sharing a smaller number of vehicles.

While this initiative is something we’re just starting to focus on with Hertz, we’ll have a huge opportunity not only in the U.S., but also in Europe in particular.

AF: What do you see happening for Donlen in the next 12 months?

RAPPEPORT: The first 12 months have gone well, and much of the heavy lifting as well as some of the financial reporting and accounting integration is behind us. Now, we have more opportunity to focus on the product and solution set to continue to find ways to take best-in-class technology within both groups to bring opportunities to our mutual customers. The first 12 months was really more to position us to change our platform and our offering. The next 12 months will be more along the lines of going into the marketplace and creating a greater awareness of these solutions. While we were formulating and preparing in the first year, the second year is going to be taking our initiatives to market.

RAPPEPORT: The acquisition is really successful and Donlen has maintained its independence and culture. We’ve had no customer loss in the last 12 months in our portfolio of companies operating 100 vehicles or more, which is really incredible.

Our employees remain engaged and excited about being at Donlen, but even more so being part of a larger organization. We had the opportunity to take a really good company that was growing and had done a significant job in differentiating itself through being a leader in technology, and accelerate that.

In a nutshell, going forward, we provide the best of both worlds to our employees and customers by continuing to have an independent organization with its own culture, leveraging many of the synergies that are now available.

Recent Donlen Milestones

Services offered include fleet leasing, accident management, administrative services, fuel management, remarketing, transportation services, upfitting services, vehicle acquisition, and vehicle maintenance for assets including light, medium, and heavy duty vehicles and equipment.

www.donlen.com
Year, Milestone

• 1965 -Company founded by Donald Rappeport & Leonard Vine.

• 2006 -“Top 100 Global Outsourcing Leader” by International Association of Outsourcing Professionals (2006-2011).

• 2007 -National Association for Business Resources “101 Best and Brightest Places to Work For in Chicago” (2007-2012).

• 2009 -CEO Gary Rappeport honored as 2009 Executive of the Year, Services, by American Business Association. Crain’s Chicago Business “List of 20 Best Places to Work in Chicago” (2009-2011).

• 2010 -Donlen and Environmental Defense Fund collaborate to reduce fleet CO2 emissions industry wide.

• 2011 -Donlen is acquired by Hertz Global Holdings.

• 2012 -Donlen named as Computerworld Honors Laureate for Fleets for Change. Earns Spot on 2012 InformationWeek 500 List of Top Technology Innovators Across America.